UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2014

SOUTHWESTERN ENERGY COMPANY

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-08246	71-0205415
(Commission File Number)	(IRS Employer Identification No.)

2350 N. Sam Houston Pkwy. E., Suite 125, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

(281) 618-4700

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosure.

On December 2, 2014, the Company issued a press release with respect to the events disclosed in Item 8.01 below. This press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 and the exhibits shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Section 8 – Other Events

Item 8.01 Other Events.

On December 2, 2014, Southwestern Energy Company announced that its subsidiary SWN Production Company, LLC (together the "Company") entered into a definitive purchase agreement with WPX Energy, Inc., dated December 1, 2014, pursuant to which the Company will acquire approximately 46,700 net acres of natural gas properties located in northeast Pennsylvania for approximately $300 million, subject to closing adjustments. The transaction is conditional upon receiving a waiver from the Federal Energy Regulatory Commission regarding transfer of the firm capacity. The purchase agreement contains customary representations and warranties and indemnity obligations with respect to losses relating to, among other things, breaches of representations or warranties and certain retained and assumed obligations. The purchase agreement also contains customary closing conditions for transactions of this type and is expected to close in the first quarter of 2015.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed as part of this report:

Exhibit Number	Description

99.1	Press release issued by Southwestern Energy Company on December 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWESTERN ENERGY COMPANY

Dated: December 5, 2014	By:	/s/ R. CRAIG OWEN
	Name:	R. Craig Owen
	Title:	Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release issued by Southwestern Energy Company on December 2, 2014.